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                                                                     EXHIBIT 2.4

                     RESCISSION AND RESTRUCTURING AGREEMENT

This RESCISSION AND RESTRUCTURING AGREEMENT ("Agreement") effective this 13th day of February 2002, relates to an Agreement and Plan of Reorganization dated November 28, 2001, by and among Jupiter Enterprises, Inc. ("JPEN"), Beijing MingHe-Han Science and Technology Co., Ltd. ("MHST"), and the undersigned shareholders of MHST ("Shareholders," each a "Shareholder").


                                    RECITALS

WHEREAS, JPEN, MHST and the Shareholders are parties to a Plan of Reorganization dated November 28, 2001 (the "Reorganization Agreement").

WHEREAS, the parties have agreed to rescind the Reorganization Agreement and to restructure the transaction in the manner described herein.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows:

1. TERM AND CONDITIONS.

         1.1 In lieu of acquiring MHST as a wholly-owned subsidiary, JPEN shall acquire only certain assets of MHST consisting of a fabrication plant in the Shunyi District, Beijing, Peoples' Republic of China, which includes 12.6 hectares of industrial zoned land, a four story office building and approximately 40,000 square feet of factory space.

         1.2 The assets shall be delivered, and closing shall be deemed to occur, upon completion of necessary legal requirements in the Peoples' Republic of China to transfer title and legal ownership, and completion of any required audited financial statements.

         1.3 The total consideration paid by JPEN to the Shareholders (an aggregate of 10 million pre-split (30 million post-split) shares of common stock of JPEN), as set forth in the Reorganization Agreement, shall remain unchanged; provided, however, that pending closing, the Shareholders may not sell, transfer, offer, encumber or hypothecate the shares, and shall be required to return the JPEN shares issued to them for cancellation by JPEN in the event that closing does not occur (as determined by JPEN).

         1.4 The resignation of the former officer and directors of JPEN, and the appointment of the current officers and directors of JPEN, as set forth in the Reorganization Agreement, shall not be affected.

         1.5 Except as may be expressly set forth otherwise in this Agreement, the Reorganization Agreement is hereby terminated, and shall be unwound to the fullest extent possible and shall be deemed void in its entirety.

2. NOTICES. Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by a national overnight express service, to the addresses set forth in the Reorganization Agreement.



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3. GOVERNING LAW. This Agreement shall be governed by the laws of the State of
Nevada.

4. AGREEMENT BINDING ON SUCCESSORS. The provisions of the Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their legal representatives, administrators, successors, and heirs.

5. WAIVER. No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

6. UNDERTAKING AND FURTHER ASSURANCES. Each party to this Agreement shall perform any and all acts and execute and deliver any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

7. INTERPRETATION AND FAIR CONSTRUCTION OF AGREEMENT. This Agreement has been reviewed and approved by each of the parties. In the event it should be determined that any provision of this Agreement is uncertain or ambiguous, the language in all parts of this Agreement shall be in all cases construed as a whole according to its fair meaning and not strictly construed for nor against either party.

8. SEVERABILITY. If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause, or provision and such invalid term, clause, or provision shall be deemed to be severed from the Agreement.

9. MODIFICATION. This Agreement shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement.

10. COSTS AND ATTORNEYS' FEES. If any party hereto shall bring any suit, arbitration or other action against another for relief, declaratory or otherwise, arising out of this Agreement, the substantially prevailing party shall have and recover against the other party, in addition to all costs and disbursements, such sum as the court or arbiter may determine to be a reasonable attorney's fee.

11. WAIVER OF BREACH. The failure of any party hereto to insist upon strict performance of any of the covenants and agreements herein contained, or to exercise any option or right herein conferred, in any one or more instances, shall not be construed to be a waiver or relinquishment of any such option or right, or of any other covenants or agreements, but the same shall be and remain in full force and effect.

12. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the parties with respect to the entire subject matter hereof, and there are no representations, inducements, promises or agreements, oral or otherwise, not embodied herein. Any and all prior discussions, negotiations, commitments and understandings relating thereto are merged herein. There are no conditions precedent to the effectiveness of this Agreement other than as stated herein, and there are no related collateral agreements existing between the parties that are not referenced herein.



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13. EXPENSES. All costs and expenses incurred by either party in negotiating this Agreement or in consummating the transactions contemplated hereby, except as provided herein, shall be paid by the party incurring such expenses.

14. HEADINGS. The section headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

15. COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each signed this Agreement effective on the date first set forth above.


JUPITER ENTERPRISES, INC.

/s/
----------------------------------
Michael A.J. Harrop, President


BEIJING MINGHE-HAN SCIENCE AND TECHNOLOGY CO., LTD.


By: /s/
   -------------------------------

Its:
    ------------------------------


MHST SHAREHOLDERS:

/s/
----------------------------------
Yin Mingshan


HAN FAMILY TRUST


By: /s/
   -------------------------------

Its:  Trustee



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